Joby Aviation Reports Fourth Quarter and Full Year 2023 Results

During Q4 2023, Joby completed the first-ever flight of an electric air taxi in New York City. Joby Aviation Photo

Santa Cruz, CA, February 21, 2024 — Joby Aviation, Inc. (NYSE:JOBY), a company developing all-electric aircraft for commercial passenger service, today issued its Fourth Quarter and Full Year 2023 Shareholder Letter (https://prismic-io.s3.amazonaws.com/joby-site/7608ac21-ece9-4c0e-88f3-2468d372b0ed_Joby-Q4-2023-Report-Final.pdf) detailing the company’s operational and financial results for the period ending December 31, 2023. The company will host a live audio webcast of its conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET) today.

Fourth Quarter 2023 Highlights:

●Certification and Testing. With Stage 3 complete and all of our certification plans accepted, our focus is now on completing for-credit testing with the FAA. We successfully completed 30 for-credit pathfinder tests during the quarter. We now have four conforming manufacturing lines established.
●Preparing for Operations. We worked with the FAA to complete precision landing tests, worked with NASA to simulate airspace management and received our Part 145 Repair Station Certificate from the FAA.

●New York City Piloted Flight. The iconic Downtown Manhattan Heliport served as the base for the first ever electric air taxi flight in New York City. The flight was part of a press conference hosted by Mayor Eric Adams, where he announced the city’s plan to electrify the heliport.
●Exclusivity in Dubai. We signed a definitive agreement with the government of Dubai that grants Joby exclusive rights to operate air taxis in the Emirate for six years. The agreement includes financial support and identifies a regulatory pathway to enable early operations.
●Strong Financial Foundation. At the end of the fourth quarter of 2023, we had $1.0 billion in cash and short-term investments. Net cash used in operating activities and purchases of property, plant and equipment totaled $91 million in the fourth quarter. For the full year, cash used in operating activities and purchases of property, plant and equipment totaled $344 million.
●2024 Outlook. Our priority in 2024 will be progressing the certification and manufacturing of our aircraft. We expect to increase our focus on commercialization as we prepare to enter commercial service in 2025. During the year, we plan to extend our flight exhibition series to additional key markets and expand our engagement with the Department of Defense by committing at least two more aircraft as part of our existing contract. We also expect to begin component manufacturing in Dayton, Ohio, and to break ground on expanding our low-volume manufacturing plant in Marina, California. We estimate that our use of cash, cash equivalents and short-term investments during 2024 will range between $440 – $470 million.

Fourth Quarter and Full Year Financial Results Webcast Details:

What: Joby Fourth Quarter and Full Year 2023 Financial Results Webcast

When: Wednesday, February 21, 2024

Time: 2:00 p.m. PT (5:00 p.m. ET)

Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (www.jobyaviation.com).

If unable to attend the webcast, to listen by phone, please dial 1-877-407-9719 or 1-201-378-4906. A replay of the webcast will be available on the company website following the event.

About Joby Aviation

Joby Aviation, Inc. (NYSE: JOBY) is a California-based transportation company developing electric air taxis for commercial passenger service. To learn more, visit www.jobyaviation.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft; the growth of our manufacturing capabilities, including our planned manufacturing facility in Dayton, Ohio and our ongoing plans for our facilities in California; our regulatory outlook, progress and timing, including our expectation to start commercial passenger service in 2025; expected benefits of our contract with the Department of Defense, including the timing of potential aircraft deliveries; our business plan, objectives, goals and market opportunity in the U.S. and foreign markets; our planned operations in Dubai; initial target markets; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model and our expected cash usage for fiscal year 2024.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project, and our ability to launch our service; formal approval of state and local incentives, permitting and other legal and regulatory matters as customarily accompany such investment projects; complexities related to obtaining certification and operating in foreign markets; the competitive environment in which we operate; our future capital needs; permitting and other legal and regulatory matters related to our manufacturing sites; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact Details

Investors:

investors@jobyaviation.com

Media:

press@jobyaviation.com